UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

SIX FLAGS ENTERTAINMENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-3995059
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

924 Avenue J East Grand Prairie, Texas	75050
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	NYSE

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

Item 1.Description of Registrant’s Securities to be Registered.

On March 31, 2020 the Board of Directors of Six Flags Entertainment Corporation (the “Company”) declared a dividend of one preferred share purchase right (a “Right”), payable on April 10, 2020, for each share of common stock, par value $0.025 per share, of the Company (the “Common Shares”) outstanding on April 10, 2020 to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of March 31, 2020 between the Company and Computershare Trust Company, N.A., as rights agent.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series B Junior Preferred Stock, par value $1.00 per share, of the Company (the “Preferred Shares”) at a price of $75.00 per one one-thousandth of a Preferred Share represented by a Right (the “Purchase Price”), subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on March 31, 2020 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.Exhibits.

(d)         Exhibits

3.1         Certificate of Designations of Series B Junior Preferred Stock of Six Flags Entertainment Corporation, as filed with the Secretary of State of the State of Delaware on March 31, 2020

4.1         Rights Agreement, dated as of March 31, 2020, between Six Flags Entertainment Corporation and Computershare Trust Company, N.A., as rights agent

99.1       Press Release of Six Flags Entertainment Corporation, dated March 31, 2020

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SIX FLAGS ENTERTAINMENT CORPORATION

By:	/s/ Laura W. Doerre
Name:	Laura W. Doerre
Title:	Executive Vice President and General Counsel

Date: March 31, 2020